UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2023

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	82-1302696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FAT	The Nasdaq Stock Market LLC
Class B Common Stock	FATBB	The Nasdaq Stock Market LLC
Series B Cumulative Preferred Stock	FATBP	The Nasdaq Stock Market LLC
Warrants to purchase Class A Common Stock	FATBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 10, 2023, FAT Brands Inc. (the “Company”) completed the sale of an aggregate principal amount of $105,800,000 of notes issued by its special purpose, wholly-owned subsidiary, FB Resid Holdings I, LLC (the “Issuer”), comprised of $52,900,000 in principal amount of Series 2023-1 10.00% Fixed Rate Senior Secured Notes, Class A-1 (the “Class A-1 Notes”) and $52,900,000 in principal amount of Series 2023-1 10.00% Fixed Rate Senior Subordinated Secured Notes, Class A-2 (the “Class A-2 Notes”). The Class A-1 Notes and Class A-2 Notes were offered and sold to qualified institutional buyers pursuant to an exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended. An additional $22,100,000 in Class A-1 Notes and $22,100,000 in Class A-2 Notes were issued to a direct subsidiary of the Company and will be held pending sale to third party investors. For both the Class A-1 Notes and A-2 Notes, the 10.00% interest rate is comprised of a 6.00% per annum nondeferrable interest portion and a 4.00% per annum deferrable interest portion.

The Class A-1 Notes and Class A-2 Notes were issued pursuant to a Base Indenture, dated as of July 10, 2023 (the “Base Indenture”), as supplemented by the Series 2023-1 Supplement, dated as of July 10, 2023 (the “Series 2023-1 Supplement” and, together with the Base Indenture, the “Indenture”), each of which is by and among the Issuer and UMB Bank, N.A., as trustee (in such capacity, the “Trustee”) and as securities intermediary and, in respect of the Base Indenture, acknowledged by the Company and consented to by the Controlling Class Representative. The Series 2023-1 Supplement authorized the issuance of two tranches of new instruments (collectively, the “Notes”): (i) Series 2023-1 10.00% Fixed Rate Senior Secured Notes, Class A-1, in an initial principal amount of $75,000,000 (CUSIP: 31424RAA1); and (ii) Series 2023-1 10.00% Fixed Rate Senior Subordinated Secured Notes, Class A-2, in an initial principal amount of $75,000,000 (CUSIP: 31424RAB9).

Scheduled payments of interest on the Notes are required to be made to the Noteholders on a quarterly basis, in each case from amounts that are available for payment thereon under the Indenture. The legal final maturity of the Notes is July 29, 2027. Pursuant to the Base Indenture, the Notes are generally secured by a security interest in the “Monthly Management Fees” and “Residual Amounts” payable to the Company by its existing securitization affiliates: (i) FAT Brands Royalty I, LLC, (ii) FAT Brands GFG Royalty I, LLC, (iii) FAT Brands Twin Peaks I, LLC and (iv) FAT Brands Fazoli’s Native I, LLC. Such amounts, along with an irrevocable payment direction letter, and all payments, proceeds, supporting obligations and accrued and future rights to payment with respect to the foregoing have been contributed by the Company to the Issuer.

The Notes are subject to covenants and restrictions customary for transactions of this type set forth in the Indenture, including provisions relating to optional and mandatory prepayments and covenants relating to recordkeeping, access to information and similar matters. The Notes are also subject to certain customary events of default, including events relating to non-payment of required interest, principal or other amounts due on or with respect to the Notes, failure to comply with covenants within certain time frames, certain bankruptcy events, breaches of specified representations and warranties and certain judgments.

The Notes are the obligations of the Issuer only, and neither the Company nor any other subsidiary of the Company are generally liable for the obligations of the Issuer under the Notes.

Under the terms of a Management Agreement, dated as of July 10, 2023 (the “Management Agreement”), by and among the Company, the Issuer and the Trustee, the Company will act as the manager with respect to the assets that were contributed to the Issuer (in such capacity, the “Manager”). The Management Agreement provides for a management fee payable monthly by the Issuer to the Manager in the amount of $25,000, subject to three percent (3%) annual increases.

The above descriptions of the Base Indenture, Series 2023-1 Supplement and Management Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements filed herewith as Exhibits 4.1, 4.2 and 10.1, respectively, each of which is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1*	Base Indenture, dated July 10, 2023, by and among FB Resid Holdings I, LLC and UMB Bank, N.A., as trustee and securities intermediary, and consented to by the Controlling Class Representative and acknowledged by the Company.
4.2*	Series 2023-1 Supplement to Base Indenture, dated July 10, 2023, by and among FB Resid Holdings I, LLC and UMB Bank, N.A., as trustee and securities intermediary.
10.1	Management Agreement, dated July 10, 2023, by and among FAT Brands Inc., FB Resid Holdings I, LLC, and UMB Bank, N.A., as trustee.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

* This filing excludes certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 13, 2023

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer